Exhibit 10.49
FIRST AMENDMENT TO
CHANGE OF CONTROL AGREEMENT
     THIS FIRST AMENDMENT TO CHANGE OF CONTROL AGREEMENT (“Amendment”) is entered into by and between Trico Marine Services, Inc., a Delaware Corporation (the “Company”), and Tomas Salazar (the “Employee”) as of December 9, 2008.
     WHEREAS, the Company and the Employee have heretofore entered into that certain Change of Control Agreement effective as of January 23, 2007 (the “COC Agreement”); and
     WHEREAS, the Company and the Employee desire to amend the COC Agreement in certain respects;
     NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and the Employee hereby agree, effective as of the date first set forth above, that the COC Agreement shall be amended as hereafter provided:
     1. The first sentence of Section 4 of the COC Agreement shall be deleted and replaced in its entirety by the following:
“If Employee’s employment is terminated (i) in connection with, based upon, or within 12 months after, a Change of Control and (ii) there has been a material diminution in the nature or scope of the Employee’s duties and responsibilities or the assignment to the Employee of duties and responsibilities that are materially inconsistent with the position referred to in Section 2 and that result in a material negative change to the Employee, then the Company shall provide the Employee with the Change of Control Benefits; provided, however, that any such termination by the Employee must occur within 60 days of an event described in clause (ii) and, prior to such termination, the Employee must give written notice to the Company of the reason for his termination and the reason must remain uncorrected for 30 days following such written notice. For all purposes of this Agreement, the Employee shall be considered to have terminated employment with the Company when the Employee incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance issued thereunder.”
     2. The following new paragraph shall be added to Section 4 of the COC Agreement:
     Notwithstanding any provision of this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that the Employee would otherwise be entitled to during the first six months following the date of the Employee’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of the

     Employee’s termination of employment (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. If the provisions of the preceding sentence become applicable such that the payment of any amount is delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date of the Employee’s termination of employment to the actual date of payment, at the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York on the date of such termination (or the first business day following such date if such termination does not occur on a business day) and shall be paid in a lump sum on the actual date of payment of the delayed payment amount. The Employee hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.”
     3. Except as expressly set forth herein, the terms and conditions of the COC Agreement shall remain in effect and binding on each party. Nothing herein shall be deemed to entitle either party to a consent to, or a waiver, amendment, modification or other change of, any of the other terms, conditions, obligations, or agreements contained in the COC Agreement. Neither this First Amendment nor any provision hereof may be waived, amended or modified except by a written amendment signed by both parties.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment as of the date first set forth above.

“EMPLOYEE”	“COMPANY”
TRICO MARINE SERVICES, INC.

By:

Tomas Salazar	Name:

Title: